content="text/html; charset=iso-8859-1"> S.Y. Bancorp, Inc. Exhibit 99.1 to Form 8-K
S.Y. Bancorp, Inc.

P.O. Box 32890

Louisville, Kentucky 40232-2890

(502) 582-2571

Contact:	Nancy B. Davis
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-9176

S. Y. BANCORP ADOPTS SHAREHOLDER RIGHTS PLAN

LOUISVILLE, KY (February 19, 2003) S. Y. Bancorp, Inc. (AMEX: SYI), parent company of Stock Yards Bank & Trust Company in Louisville and Southern Indiana, today announced that its Board of Directors has adopted a shareholder rights plan and declared a dividend of one preferred share purchase right on each outstanding share of S. Y. Bancorp common stock, payable on April 24, 2003, to shareholders of record on that date. Final implementation of the plan and distribution of the rights is are subject to shareholder approval of a proposed amendment to the Company's Articles of Incorporation, which would create the preferred stock necessary to effect establish this plan. The Company will present the proposed amendment to the Articles of Incorporation will be presented to shareholders for their consideration and a vote at the Company's its annual meeting of shareholders on April 23, 2003 annual meeting of shareholders.

The rights plan was not adopted in response to any specific effort to acquire control of the Company. Rather, it was adopted to preserve the long-term value of the Company for shareholders by deterring abusive tactics in the event of a possible takeover attempt. is intended to preserve the long-term value of the Company for its shareholders in the event of a possible takeover attempt.It is The shareholder rights plan is similar to shareholder protection plans that have been adopted by a significant number of public companies in recent years. In addition to the rights dividend on currently outstanding shares, the plan provides for the automatic issuance of one right with respect to each share of common stock issued after April 24, 2003. Each right entitles the holder to purchase from the Company one one-hundredth of a share of a new series of preferred stock of the Company at an exercise price of $130.00 per share.

"The rights plan was adopted to protect the interests of S. Y. Bancorp shareholders and to help ensure that they receive fair treatment in the event of a takeover attempt," said David P. Heintzman, President of S. Y. Bancorp, Inc. "The rights plan is not intended to prevent an acquisition of the Company for a full and fair price in a transaction that is in the best interest of the Company and its shareholders. The rights are not being distributed in response to any effort to acquire control of the Company and the Company is not aware of any such takeover attempt. However, the plan is intended to encourage anyone seeking to acquire control of the Company to first negotiate with the Company's Board of Directors. The plan provides our Board of Directors flexibility in dealing with any takeover action that might occur. It would not impede any transaction that the Board feels is in the best interests of S. Y. Bancorp, Inc. and its shareholders, and, in those instances, the Company may redeem the rights prior to a triggering event."

**continued**

SYI Adopts Shareholder Rights Plan

February 19, 2003

The rights issued under the plan do not provide any immediate value to shareholders and will not dilute the shareholders’ ownership in the Company. Until separate rights certificates are issued following a triggering event, the rights will be evidenced by S. Y. Bancorp common stock certificates, will automatically trade with the common stock, and will not be exercisable. A triggering event would generally be the attempt by someone or group other than certain exempt persons, to acquire 10% or more of S. Y. Bancorp outstanding common shares. Following the acquisition of 10% or more of S. Y. Bancorp outstanding common shares by an "Acquiring Person," each right (other than rights held by an Acquiring Person) will entitle its holder to purchase, for the $130.00 exercise price, a number of shares of S. Y. Bancorp common stock having a market value of twice the exercise price. However, any rights held by an Acquiring Person cannot be exercised. The rights plan provides additional shareholder protection should the rights be triggered. S. Y. Bancorp, Inc. may redeem rights for $0.01 per right at any time on or before ten 10 days following the date an Acquiring Person becomes such, or such later date as may be determined by the Board of Directors.

Details of the shareholder rights agreement will be outlined in a letter to shareholders that which will be mailed to all shareholders of record on the close of business on April 24, 2003, provided the shareholders approve the amendment to the Company's Articles of Incorporation, which would create the preferred stock necessary to effect establish this plan.

S. Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky and is the parent company of Stock Yards Bank & Trust Company, which has 17 locations in Kentucky and southern Indiana. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S. Y. Bancorp, Inc. is also the parent company of S. Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Bancorp's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from results discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the market in which the Bancorp and its subsidiaries operate; competition for the Bancorp's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Bancorp has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Bancorp's customers; other risks detailed in the Bancorp's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Bancorp.

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